Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FIRST QUARTER 2012 RESULTS

DALLAS, Texas, May 7, 2012 — Kosmos Energy (NYSE: KOS) announced today financial and operating results for the first quarter of 2012, including a net loss attributable to common shareholders of $38 million, or $0.10 per basic and diluted share. This compares to a net loss attributable to common unit holders of $71 million for the first quarter of 2011. Net cash provided by operating activities was $145 million for the first quarter of 2012, as compared to net cash used in operating activities of $10 million in the same period of last year.

Highlights for the quarter ended March 31, 2012, include:

•                  Sold one Jubilee lifting, totaling 931 thousand barrels of oil, at a realized price of $124.30 per barrel

•                  Performed an acid stimulation on one of the Phase 1 wells at Jubilee

•                  Drilled the successful Enyenra-4A appraisal well, confirming a significant downdip extension of the Enyenra oil field

•                  Flow tested the Owo-1RA well (discovery well of the Enyenra oil field) at more than 20,000 barrels of oil per day combined from three zones

•                  Discovered a significant oil leg in the Ntomme field with the Ntomme-2A well

•                  Expanded the Company’s onshore Cameroon acreage position with the 320 thousand acre Fako block, adjacent to Kosmos’ existing acreage on the Ndian River Block

•                  Captured significant new acreage offshore Mauritania, adding 6.7 million gross acres to the Company’s exploration portfolio

•                  Completed a 4,940 square kilometer 3D seismic acquisition program offshore Morocco in the Agadir Basin

Brian F. Maxted, Chief Executive Officer, said, “Our first quarter results included a number of significant results for Kosmos, as we made good progress on our 2012 initiatives. We have continued to strengthen our portfolio of exploration opportunities with new acreage acquired onshore Cameroon and offshore Mauritania, and we recently completed our 3D seismic acquisition offshore Morocco. At the TEN project on Deepwater Tano, we have had exceptional appraisal results, and we are progressing to submit the Plan of Development in the near future.”

Maxted commented further, “We generated strong cash flows in the quarter, despite being in an underlifted position, with our crude continuing to trade above Brent. As part of our production enhancement program at Jubilee, we have had encouraging early results from the acid stimulation program, and we and our partners are planning additional acid stimulations through the second quarter. At the same time, we are implementing the next phase of development at the field, with first production from phase 1A expected in the third quarter this year. In addition, our exciting 2012 exploration campaign is just in front of us, with a number of impactful prospects in the near-term between our Ghana and Cameroon programs.”

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First quarter 2012 oil revenues were $116 million, up 25 percent from the first quarter of 2011. Kosmos sold one lifting in the first quarter of both 2012 (931 thousand barrels) and 2011 (989 thousand barrels). The first quarter 2012 lifting priced at $124.30 per barrel, or a premium to Dated Brent of approximately $1.10 per barrel. Realized pricing for the first quarter 2011 lifting was $93.56 per barrel. Kosmos was underlifted in the first quarter of 2012 by approximately 450 thousand net barrels, as field production was higher than sales volumes due to the timing of the Company’s liftings.

Production expense for the first quarter of 2012 was $7 million, or $7.87 per barrel sold. The per barrel rate  was down significantly from the first quarter of 2011, primarily as a result of the purchase of the Jubilee floating, production, storage and offloading vessel (FPSO) in late 2011, which capitalized the asset and ceased all forward lease payments. In addition, the Company encountered certain field startup costs that impacted the 2011 period as well.

Exploration expense in the first quarter of 2012 was $40 million, with a significant portion of the costs related to the Company’s 3D seismic acquisition offshore Morocco in the Agadir Basin, as well as other geologic and geophysical costs in the Company’s other regions. Also included in exploration expenses for the first quarter of 2012 is a portion of costs associated with the Teak-4A appraisal well. General and administrative costs were $39 million for the quarter ended March 31, 2012, of which over 50 percent was non-cash, equity-based compensation. Depletion and depreciation expense was $32 million in the first quarter of 2012, up from the first quarter of 2011 primarily as a result of the capitalization of the Jubilee FPSO in late 2011 and the ongoing capital spending for development of the field. In addition, the recording of year-end 2011 reserves impacted the 2012 depletion rate.

The Company’s income tax expense for the first quarter of 2012 was $16 million, which primarily represented expense incurred in the Company’s Ghana operations.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss first quarter 2012 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event can be accessed on the Investors page of Kosmos’ website at www.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos Energy is a leading independent oil and gas exploration and production company focused on frontier and emerging areas in Africa and South America. The Company’s asset portfolio includes existing production, major discoveries and exploration prospects offshore Ghana, as well as exploration licenses with significant hydrocarbon potential offshore Mauritania, Morocco and Suriname and onshore Cameroon. Kosmos is listed on the New York Stock Exchange and is traded under the ticker symbol KOS. For additional information, visit www.kosmosenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  The Company’s estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although the Company believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to the Company. When used in this press release, the words

“anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings.  The Company’s SEC filings are available on the Company’s website at www.kosmosenergy.com.  Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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CONTACT:

Investor Relations

Brad Whitmarsh

+1.214.445.9772

bwhitmarsh@kosmosenergy.com

Kosmos Energy Ltd.

Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues and other income:
Oil and gas revenue	$115,771	$92,569
Interest income	746	2,354
Other income	30	487
Total revenues and other income	116,547	95,410

Costs and expenses:
Oil and gas production	7,326	19,995
Exploration expenses	39,644	8,432
General and administrative	39,323	13,287
Depletion and depreciation	31,649	23,498
Amortization - deferred financing costs	2,194	9,611
Interest expense	13,058	20,258
Derivatives, net	3,860	8,871
Loss on extinguishment of debt	—	59,643
Other expenses, net	748	(23)
Total costs and expenses	137,802	163,572

Loss before income taxes	(21,255)	(68,162)
Income tax expense (benefit)	16,286	(13,511)

Net loss	(37,541)	(54,651)

Accretion to redemption value of convertible preferred units	—	(16,847)

Net loss attributable to common shareholders/unit holders	$(37,541)	$(71,498)

Net loss per share attributable to common shareholders:
Basic	$(0.10)	N/A
Diluted	$(0.10)	N/A

Weighted average number of shares used to compute net loss per share:
Basic	369,227	N/A
Diluted	369,227	N/A

Kosmos Energy Ltd.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$745,288	$673,092
Receivables, net	129,206	310,155
Other current assets	131,784	129,234
Total current assets	1,006,278	1,112,481

Property and equipment — net	1,393,821	1,377,041
Other noncurrent assets	64,935	62,412
Total assets	$2,465,034	$2,551,934

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$201,292	$278,006
Accrued liabilities	39,556	37,194
Other current liabilities	24,326	24,407
Total current liabilities	265,174	339,607

Long-term liabilities:
Long-term debt	1,110,000	1,110,000
Deferred tax liability	47,751	47,608
Other noncurrent liabilities	37,420	33,993
Total long-term liabilities	1,195,171	1,191,601

Total shareholders’ equity	1,004,689	1,020,726
Total liabilities and shareholders’ equity	$2,465,034	$2,551,934

Kosmos Energy Ltd.

Condensed Consolidated Statements of Cash Flow

(in thousands, unaudited)

	Three Months Ended
	March 31,
	2012	2011
Operating activities:
Net loss	$(37,541)	$(54,651)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depletion, depreciation and amortization	33,843	33,109
Deferred income taxes	7,713	(13,657)
Unsuccessful well costs	8,270	3,444
Derivative related activity	(377)	11,256
Equity-based compensation	21,290	436
Loss on extinguishment of debt	—	59,643
Other	3,097	(88)
Changes in assets and liabilities:
Net changes in working capital	108,608	(49,529)
Net cash provided by (used in) operating activities	144,903	(10,037)

Investing activities:
Oil and gas assets	(68,070)	(115,645)
Other property	(3,110)	(427)
Notes receivable	—	1,726
Restricted cash	72	112,000
Net cash used in investing activities	(71,108)	(2,346)

Financing activities:
Borrowings under long-term debt	—	1,393,000
Payments on long-term debt	—	(1,138,000)
Deferred financing costs	(1,599)	(52,328)
Net cash provided by (used in) financing activities	(1,599)	202,672

Net increase in cash and cash equivalents	72,196	190,289
Cash and cash equivalents at beginning of period	673,092	100,415
Cash and cash equivalents at end of period	$745,288	$290,704